Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of FTC Solar, Inc. of our report dated March 21, 2022, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 3, as to which the date is June 13, 2022, relating to the financial statements, which appears in FTC Solar, Inc.’s Current Report on Form 8-K dated June 13, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
June 24, 2022